COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT


The Partners
Cox Communications PCS, L.P.
Irvine, California


We have audited the accompanying combined consolidated balance sheets of Cox Communications PCS, L.P. and subsidiaries (the Partnership) and Cox California PCS, Inc. and subsidiary (the Company) as of December 31, 1997 and 1996 and the related combined consolidated statements of operations, partners' capital and cash flows for the years then ended. These combined consolidated financial statements are the responsibility of the Partnership's and Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined consolidated financial statements present fairly, in all material respects, the combined financial position of Cox Communications PCS, L.P. and subsidiaries and Cox California PCS, Inc. and subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



January 30, 1998, except for Note 8,
 as to which the date is February 25, 1998

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

COMBINED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------
(dollars in thousands)

                                                           1997          1996
ASSETS

CURRENT ASSETS:
Cash and cash equivalents (Note 2)                       $ 41,516      $  1,792
Accounts receivable, net of allowance for doubtful
  accounts of $663 in 1997 (Note 2)                        18,835           766
Receivable from partner                                                   2,450
Receivable from parent                                                   18,450
Inventories, net of valuation allowance of $1,000
  in 1997 (Note 2)                                          9,672         1,919
Prepaid expenses and other current assets                   1,589         1,004
                                                         --------      --------

    Total current assets                                   71,612        26,381

INVESTMENT IN PCS LICENSE, net (Note 2)                   282,605

PROPERTY AND EQUIPMENT, net (Notes 2 and 3)               326,850       181,684

MICROWAVE RELOCATION COSTS, net (Note 2)                   24,254        15,832

OTHER ASSETS                                                                281
                                                         --------      --------

                                                         $705,321      $224,178
                                                         ========      ========

See notes to combined consolidated financial statements.                      2

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

COMBINED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------
(dollars in thousands)

                                                          1997         1996
LIABILITIES AND PARTNERS' CAPITAL
AND STOCKHOLDER'S DEFICIT

CURRENT LIABILITIES:
Accounts payable                                        $ 18,971     $ 34,908
Due to affiliates (Note 4)                                16,809        9,062
Accrued expenses                                          40,244        7,855
Current maturities of long-term debt (Note 6)             57,650
Construction obligations (Note 5)                         30,784       71,245
                                                        --------     --------

    Total current liabilities                            164,458      123,070

LONG-TERM DEBT (Note 6)                                  194,269

COMMITMENTS AND CONTINGENCIES (Note 5)

LIMITED PARTNER INTEREST IN CONSOLIDATED
  SUBSIDIARY (Note 1)                                      2,450        2,450

PARTNERS' CAPITAL AND STOCKHOLDER'S DEFICIT:
Partners' capital:
  General partner                                         86,842
  Exclusive limited partner                              257,302      165,369
  Other capital                                           33,239       22,436
  Due from exclusive limited partner                     (33,239)     (22,436)

Stockholder's deficit:
  Common stock, $1.00 par value; 1,000 shares
    authorized; 100 shares issued and outstanding
  Additional paid-in capital                              66,711
  Deficit                                                (66,711)     (66,711)
                                                        --------     --------

    Total partners' capital and stockholder's deficit    344,144       98,658
                                                        --------     --------

                                                        $705,321     $224,178
                                                        ========     ========

See notes to combined consolidated financial statements.                      3

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------
(dollars in thousands)

                                                        1997             1996
OPERATING REVENUES (Note 2):
Services                                             $  14,644        $      -
Equipment                                               22,722             692
                                                     ---------        --------

  Total operating revenues                              37,366             692

OPERATING EXPENSES (Note 2):
Cost of services                                        24,991           3,705
Cost of equipment                                       22,722             692
Selling, general and administrative (Notes 4 and 5)    183,718          55,169
Depreciation and amortization                           29,591           1,997
                                                     ---------        --------

  Total operating expenses                             261,022          61,563
                                                     ---------        --------

LOSS FROM OPERATIONS                                  (223,656)        (60,871)

OTHER (EXPENSE) INCOME:
Interest, net                                           (3,090)            114
Other income                                                79
                                                     ---------        --------

  Total other (expense) income                          (3,011)            114
                                                     ---------        --------

NET LOSS                                             $(226,667)       $(60,757)
                                                     =========        ========

See notes to combined consolidated financial statements.                      4

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

COMBINED CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
AND STOCKHOLDER'S DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------
(dollars in thousands)

                                COX CALIFORNIA PCS, INC.                          COX COMMUNICATIONS PCS, L.P.
                                    AND SUBSIDIARY                                     AND SUBSIDIARIES
                                ------------------------      ACCUMULATED      ---------------------------------
                                                                DEFICIT                                                DUE FROM
                                            ADDITIONAL          DURING                        EXCLUSIVE                EXCLUSIVE
                                COMMON       PAID-IN          DEVELOPMENT      GENERAL         LIMITED      OTHER       LIMITED
                                STOCK        CAPITAL             STAGE         PARTNER         PARTNER     CAPITAL      PARTNER
BALANCES,
  January 1, 1996                    $ -     $       -        $ (5,954)       $          -      $     -      $    -

Additional contribution
  (Note 1)                                                                                                   22,436      (22,436)

Contributions (Note 1)                                                                          165,369

Net loss                                                       (60,757)
                              ----------    ----------     -----------      --------------    ---------    --------    ---------
BALANCES,
  December 31, 1996                                            (66,711)                         165,369      22,436      (22,436)

Contribution of amounts
  due to shareholder,
  converted to additional
  paid-in capital (Note 1)                      66,711

Retirement of receivable
  from General Partner
  against General
   Partner's
  capital account (Note 1)                                                         (66,625)

Additional contribution
  (Note 1)                                                                                                   10,803      (10,803)

Contributions (Note 1)                                                             269,067      203,000

Net loss (Note 7)                                                                 (115,600)    (111,067)
                              ----------    ----------     -----------      --------------    ---------    --------    ---------
BALANCES,
  December 31, 1997                  $ -       $66,711        $(66,711)          $  86,842    $ 257,302     $33,239     $(33,239)
                              ==========    ==========     ===========      ==============    =========    ========    =========

See notes to combined consolidated financial statements.                      5

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------
(dollars in thousands)

                                                         1997           1996
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                              $(226,667)     $ (60,757)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization                          29,591          1,997
  Provision for doubtful trade accounts receivable          663
  Loss on disposal of fixed assets                          297
  Changes in operating assets and liabilities:
    Accounts receivable                                 (18,732)          (766)
    Due to/from partners and affiliate                   15,934         12,131
    Inventories                                          (7,753)        (1,919)
    Prepaid expenses and other assets                      (304)          (928)
    Accounts payable and accrued expenses                30,681         23,884
    Other assets                                                          (150)
                                                      ---------      ---------

      Net cash used in operating activities            (176,290)       (26,508)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                                   (213,564)       (91,341)
Capitalized interest investment in PCS license           (8,232)
Microwave relocation costs                               (8,422)       (15,832)
                                                      ---------      ---------

      Net cash used in investing activities            (230,218)      (107,173)

CASH FLOWS FROM FINANCING ACTIVITIES:
Exclusive limited partner capital contributions         203,000        165,369
General partner capital contributions                    96,232
Minority partner capital contribution                                    2,450
Proceeds from interim fund loans                        147,000
Advances from parent                                                   129,184
Repayment of advances from parent                                     (159,866)
Receivable from partner                                                 (2,450)
                                                      ---------      ---------

      Net cash provided by financing activities         446,232        134,687
                                                      ---------      ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                39,724          1,006

CASH AND CASH EQUIVALENTS, beginning of period            1,792            786
                                                      ---------      ---------

CASH AND CASH EQUIVALENTS, end of period              $  41,516      $   1,792
                                                      =========      =========

See notes to combined consolidated financial statements.                      6

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------
(dollars in thousands)
                                                         1997          1996
CASH PAID DURING THE YEAR FOR:
Interest, net of amount capitalized                   $   2,538      $      -
                                                      =========      ========
Income taxes                                          $       -      $      -
                                                      =========      ========

NONCASH TRANSACTIONS:
A $66,625 receivable from the General Partner was retired against the General Partner's capital account (Note 1).

A $66,711 payable to the shareholder was converted to additional paid-in capital of Cox California PCS, Inc. during 1997 (Note 1).

On March 31, 1997, the General Partner contributed $251,919 in the form of the License and the Partnership assumed the related License Debt of $251,919 (Notes 1 and 6).

On March 31, 1997, previous interest-only payments of $24,405 made by the General Partner in connection with the License Debt, were credited to the General Partner's capital account (Notes 1 and 6).

On March 31, 1997, the General Partner contributed interim funding loans made to the Partnership and related interest of $147,000 and $1,430, respectively, to the Partnership (Notes 1 and 6).

On December 31, 1997 and 1996, the Partnership had made construction obligation accruals of $30,784 and $71,245, respectively, and had increased the related property accounts by the same balances.


See notes to combined consolidated financial statements.                      7

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

1.  DESCRIPTION OF ENTITIES AND BASIS OF PRESENTATION

    Description of Entities - Cox Communications PCS, L.P. and subsidiaries (the Partnership) is a limited partnership formed on December 31, 1996 by Cox Pioneer Partnership (the General Partner) and Sprint Spectrum Holding Company, L.P. (the Exclusive Limited Partner) pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act as described in the Agreement of Limited Partnership of Cox Communications PCS, L.P., a Delaware limited partnership (the Agreement). The partners have the following ownership interest as of December 31, 1997:

          Cox Pioneer Partnership                 51%
          Sprint Spectrum Holding Company, L.P.   49%

    Cox Communications PCS, L.P. is consolidated with its wholly-owned subsidiaries Cox PCS License, L.L.C. and Cox PCS Assets, L.L.C. (the Special Purpose Subsidiaries), both of which are limited liability companies organized pursuant to the Delaware Limited Liability Company Act, and its majority-owned subsidiary PCS Leasing Co., L.P., a Delaware limited partnership. The Partnership and certain other affiliated partnerships offer services as Sprint PCS.

    Cox California PCS, Inc. (the Company) is a Delaware corporation which began building a personal communications services (PCS) system in southern California.

    The purpose and business of the Partnership is to hold the Los Angeles/San Diego Major Trading Area (MTA) Block "A" 30 MHz Personal Communication Services (PCS) license (the License), and to build-out, own, operate and maintain a PCS system in the Los Angeles/San Diego MTA and any other wireless business license that may be affiliated or acquired by the Partnership.

    The Partnership will continue until the occurrence of a Liquidating Event, as defined in the Agreement. The Agreement specifies that the General Partner will be the Managing Partner of the Partnership, until the occurrence of certain specified events. The Managing Partner has the authority and responsibility to adopt a business plan and budget for the Partnership, appoint senior management of the Partnership and invest funds for the Partnership.

    Concurrent with the formation of the Partnership on December 31, 1996, the Partnership entered into a Systems Assets Sales and Expenditure Reimbursement Agreement (the Sales Agreement) whereby the Partnership purchased substantially all the assets (as defined) and assumed the liabilities of the Company. Prior to December 31, 1996, the Company had begun building a PCS system in southern California and was considered to be in the development stage as defined under Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

    The acquisition was accounted for as a purchase. The System Assets were purchased and the related liabilities assumed at their recorded net book values, which approximated their fair values, as of December 31, 1996. As such, pursuant to the terms of the Sales Agreement, the Partnership's purchase price was accounted for as follows (in thousands):

                Fair value of assets acquired           $ 224,178
                Liabilities assumed                      (224,178)
                                                        ---------
                                                        $       -
                                                        =========

    Included in the liabilities assumed was an amount due to the General Partner of $101,193,605. Concurrent with the purchase transaction, the Exclusive Limited Partner advanced $167,818,633 to the General Partner of which $165,368,633 was deemed to be a capital contribution to Cox Communications PCS, L.P. and $2,450,000 was deemed to be a preferred capital contribution to PCS Leasing Co., L.P. (Note 7). The Partnership recorded this contribution transaction by establishing a receivable from the General Partner for $66,625,028, which represents the difference between the $167,818,633 contribution received by the General Partner on behalf of the Partnership and the $101,193,605 due to the General Partner, which was assumed in the purchase transaction. During 1997, the $66,625,028 receivable from the General Partner was retired and offset against the General Partner's capital account.

    Partner Contributions - Each partner is required to make contributions to the Partnership, as called for in the Agreement. The Exclusive Limited Partner is required to make a series of cash contributions at the Managing Partner's request and upon the fulfillment of certain conditions and events specified in the Agreement. These required cash contributions aggregate $371,358,405. As of December 31, 1997, the Exclusive Limited Partner had made aggregate required cash capital contributions of $370,818,633, of which $167,818,633 was made to the General Partner in conjunction with the Sales Agreement and Exclusive Limited Partner contribution discussed above. Concurrent with each capital contribution, the Exclusive Limited Partner is required to pay to the Partnership an additional capital contribution equal to the interest at 7.25% per year on the amount, if any, by which the Exclusive Limited Partner's required capital contribution exceeds the aggregate cash capital contribution previously made. For this purpose, the additional capital contribution began to accrue on March 1, 1996. This unpaid additional capital contribution of $33,239,131 as of December 31, 1997 has been reflected in the accompanying combined consolidated financial statements as a separate component of partners' capital. The due from Exclusive Limited Partner has been shown as a reduction of partners' capital until such payment is received (Note 8).

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

    Cox California PCS, Inc. and Subsidiary - The condensed consolidated balance sheets of the Company as of December 31, 1997 and 1996 are as follows (in thousands):

                                                       1997             1996

LIABILITIES -
  Advances from shareholder                          $      -        $ 66,711
                                                     ========        ========
STOCKHOLDER'S DEFICIT:
Common stock                                         $      -        $      -
Additional paid-in capital                             66,711         (66,711)
Accumulated deficit during development stage          (66,711)              -
                                                     --------        --------

  Total stockholder's deficit                        $      -        $(66,711)
                                                     ========        ========

    During 1997, the Company and its shareholder elected to contribute the advances from shareholder due to the Company as additional paid-in capital. Other than the transaction described above, the Company has been inactive during the year ended December 31, 1997.

    On March 31, 1997, the Federal Communications Commission (FCC) approved the assignment of the License and related debt (the License Debt) from the General Partner to the Partnership. In conjunction with the assignment of the License and the related License Debt, the General Partner became obligated to contribute to the Partnership cash in an aggregate amount equal to the License Debt, plus adjustments as described by the Agreement. Concurrent with each capital contribution the General Partner was required to pay to the Partnership an additional capital contribution equal to the interest at 5.875% per year (compounded quarterly) on the amount, if any, by which the License Debt exceeded the aggregate cash capital contribution previously made. For this purpose, the additional capital contribution began to accrue on March 1, 1996 and aggregated $17,149,350 as of December 31, 1997.

    In accordance with the Agreement, the General Partner's capital account was also credited for all interest payments made by the General Partner in conjunction with the License Debt and the retirement of certain interim funding loans, plus interest, made by the General Partner to the Partnership from January 1, 1997 through March 31, 1997.

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

    Total contributions credited to the General Partner's capital account as of December 31, 1997 are as follows (in thousands):

        Cash contributions                                  $ 96,232
        License debt interest paid                            24,405
        Retirement of interim funding loans, plus interest   148,430
                                                            --------
                                                            $269,067
                                                            ========

    Basis of Presentation - The accompanying combined consolidated financial statements represent a combination of the accounts of the Partnership and its subsidiaries and the accounts of the Company and its wholly-owned subsidiary, PCS Leasing Co., Inc. Minority interest in the equity of PCS Leasing Co., L.P. is shown separately in the accompanying combined consolidated financial statements. All significant intercompany accounts and transactions have been eliminated.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Emergence from Development Stage - For the year ended December 31, 1996, the Company had reported its operations as a development stage enterprise. The Partnership, and previously the Company, has commenced service in certain counties (San Diego, Orange, and Los Angeles) and is slated to launch its services in the remaining counties included in the Los Angeles MTA. Service commencement dates for those counties in which services were launched are as follows:

        San Diego                       December 27, 1996
        Orange                          May 5, 1997
        Los Angeles                     November 28, 1997

    As a result, the balance sheet and statements of operations and of cash flows are no longer presented in development stage format.

    Revenue Recognition - Operating revenues for PCS services are recognized as service is rendered. Operating revenues for equipment sales are recognized at the time the equipment is shipped to a customer or an unaffiliated agent.

    Cost of Equipment - The Partnership uses multiple methods of distribution of its inventory including third-party regional retailers, Partnership owned retail stores, its direct sales force and telemarketing. Cost of equipment is limited to the net sales price of the equipment, although such varies by distribution channel and includes the cost of multiple models of handsets, related accessory equipment and warehousing and shipping expenses.

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

    Cash and Cash Equivalents - The Partnership considers all highly-liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    Inventories - Accessory inventories are stated at the lower of average cost or market. Consistent with industry standards, handset inventories are stated at replacement value. To the extent that the net purchase price realized upon the sale of a handset to a customer or unaffiliated agent results in less revenue than the replacement value of the handset to the Partnership, such a loss is charged to selling, general and administrative expenses.

    Accounts Receivable and Major Customer - Accounts receivable are net of an allowance for doubtful accounts of approximately $663,000. The Partnership's revenues are generated from credit sales to retailers and individual customers located throughout the Los Angeles MTA. The Partnership performs ongoing credit evaluations of its customers and generally does not require collateral in conjunction with a sale. Revenue from one third-party retailer was approximately 34% of equipment revenue in the combined consolidated statement of operations for the year ended December 31, 1997.

    Investment in PCS License and Microwave Relocation Costs - During 1994 and 1995, the FCC auctioned PCS licenses in specific geographic service areas. The FCC grants licenses for terms of up to 10 years, and generally grants renewals if the licensee has complied with its license obligations. The Partnership believes it has, and will continue to meet, all requirements necessary to secure renewal of its PCS license. The Partnership has also incurred costs associated with microwave relocation in the construction of the PCS network. Amortization of the PCS license and microwave relocation costs commences as service is launched in a county within the Los Angeles MTA, over estimated useful lives of 40 years. As of December 31, 1997, accumulated amortization of the PCS license and microwave relocation costs totaled $1,543,001 and $553,314, respectively .

    The ongoing value and remaining useful life of intangible assets are subject to periodic evaluation. The Partnership currently expects the carrying amounts to be fully recoverable. Impairments of intangibles and long lived assets, if any, are assessed based on an undiscounted cash flow methodology.

    Depreciation - Depreciation of property and equipment commences the month following the month when assets are placed into service and is provided over the respective assets' estimated lives of 3 to 10 years using the straight-line method. Leasehold improvements are amortized over the life of the lease.

    Capitalized Interest - Interest costs incurred during the construction of the PCS license network are capitalized. As of December 31, 1997, the Partnership had capitalized $32,637,000 of interest. Capitalized interest is amortized over the same period as the related license.

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

    Income Taxes - The Partnership has not provided for federal or state income taxes because such taxes are the responsibility of the individual partners.

    Fair Value of Financial Instruments - Management believes that the carrying value of accounts receivable and accounts payable approximate fair value due to the short maturity of these financial instruments. Management also believes that the carrying value of the long-term debt approximates its fair value as the yield is consistent with the yields obtained from financial instruments with similar risk attributes.

    Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Recent Accounting Pronouncements - In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131 establishes standards of reporting by publicly-held business enterprises and disclosure of information about operating segments in annual financial statements and, to a lesser extent, in interim financial reports issued to shareholders. SFAS Nos. 130 and 131 are effective for the Partnership beginning in fiscal 1998 and 1999, respectively. In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures About Pensions and Other Post-retirement Benefits, which requires additional information to facilitate financial analysis and eliminates certain disclosures which are no longer useful. SFAS No. 132 is effective for the Partnership beginning in fiscal 1998. The Partnership will adopt these new standards and provide the necessary financial statements and disclosures when required.

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

3.  PROPERTY AND EQUIPMENT

    A summary of property and equipment, at cost, is as follows (in thousands):

                                                       1997             1996

Equipment                                            $204,998         $ 57,983
Leasehold improvements                                 49,527           15,947
Furniture and fixtures                                  7,466            3,923
Capitalized software                                   17,900           15,621
Construction in progress                               73,956           88,210
                                                     --------         --------

                                                      353,847          181,684
Less accumulated depreciation and amortization        (26,997)
                                                     --------         --------

                                                     $326,850         $181,684
                                                     ========         ========

4.  RELATED-PARTY TRANSACTIONS

    In addition to such transactions described elsewhere in the notes to the combined consolidated financial statements, the Partnership entered into the following related-party transactions for the years ended December 31, 1997 and 1996:

    . The Partnership paid the General Partner or an affiliate of the General Partner approximately $6,081,000 in 1997 and had accrued an additional $1,562,000 as of December 31, 1997 in conjunction with services rendered, lease expenses incurred, or commissions earned.

    . The Partnership incurred expenses from the Exclusive Limited Partner or an affiliate of the Exclusive Limited Partner of $22,984,000 in 1997 and $8,000,000 in 1996 in conjunction with corporate allocations, affiliation fees and inventory handling costs. Of these amounts, $2,449,000 and $8,977,000 were payable as of December 31, 1997 and 1996, respectively.

    . The Partnership also purchased handset and accessory inventory approximating $84,000,000 from an affiliate of the Exclusive Limited Partner during 1997, of which approximately $12,798,000 remained unpaid as of December 31, 1997.

    . As of December 31, 1996, due to affiliate includes the net amount of a $66,625,000 receivable from the General Partner and a $66,711,000 payable to the Company's shareholder (Note 1).

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

    As described above and elsewhere in the footnotes to the combined consolidated financial statements, the Partnership has various transactions with the General Partner and the Exclusive Limited Partner and their respective affiliates. Such transactions include the leasing of equipment and facilities, the purchase of services and inventory, the payment of affiliation fees, the reimbursement of corporate expenses and certain allocations, and borrowings and repayments of funds at specified interest rates, all of which are material in amount. Accordingly, the accompanying combined consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the result of operations if the Partnership had been operated as an unaffiliated entity.

    Substantially all of the Partnership's employees were eligible to participate in the savings and investment plan of Cox Enterprises, Inc. (the CEI Plan). Under the terms of the CEI Plan, the partnership matches 50% of employee contributions up to a maximum of 6% of the employees' base salary. During 1996 and through June 30, 1997, the Partnership and the Company contributed $276,000 and $366,000, respectively, to the CEI Plan.

    The Partnership established the Cox Communications PCS, L.P. Savings and Investment Plan (the Plan) effective July 1, 1997. Substantially all employees of the Partnership, other than collective bargaining unit members, are eligible to participate in the Plan after completing one year of eligible service (as defined) and attaining age 21. Employees may make contributions to the Plan on a pretax basis pursuant to Section 401(k) of the Internal Revenue Code. The Partnership makes matching contributions equal to 75% of the employee's contribution up to a maximum amount equal to 4.5% of the employee's annual compensation. Employee contributions vest immediately, and the Partnership's matching contributions vest over three years of service. However, employees who participated in the CEI Plan prior to July 1, 1997 and commenced participation in this Plan on July 1, 1997 are immediately vested in their matching contributions. The Partnership's contributions to the Plan totaled $596,000 during the year ended December 31, 1997.

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

5.  COMMITMENTS AND CONTINGENCIES

    Leases - Future minimum lease payments under noncancelable operating facility, auto leases, network and other equipment leases as of December 31, 1997 are as follows (in thousands):

        Year ending December 31:
          1998                                           $19,769
          1999                                            19,404
          2000                                            17,056
          2001                                            14,554
          2002                                             8,900
          Thereafter                                      16,807
                                                         -------
                                                         $96,490
                                                         =======

    Certain leases are subject to annual consumer price index increases and contain various renewal clauses. Lease expense included in the accompanying combined consolidated financial statements totaled $21,331,000 and $4,545,000 in the years ended December 31, 1997 and 1996, respectively.

    Affiliation Agreement - The Partnership has entered into an affiliation agreement ( the Affiliation Agreement) with a subsidiary of the Exclusive Limited Partner effective December 31, 1996. The Affiliation Agreement requires the Partnership to pay an affiliation fee to the Exclusive Limited Partner on a monthly basis in an amount equal to 2.75% of the first $25,000,000 of gross revenues, plus 2% of the second $25,000,000 of gross revenues, plus 1.5% of gross revenues in excess of $50,000,000. The Affiliation Agreement also provides for the reimbursement to the Exclusive Limited Partner of an allocated amount of certain advertising and marketing, information technology, product development, accounting and financing, general and administrative, and customer service expenses, incurred by the Exclusive Limited Partner. The initial term of the Affiliation Agreement is ten years, but will be automatically renewed for successive five-year renewal periods (for a maximum of 50 years, including the initial term), unless one year prior to the commencement of a renewal period either party notifies the other that its does not wish to renew this Affiliation Agreement.

    Included in selling, general and administrative expense are $22,156,000 and $8,000,000 of amounts representing affiliation fees and allocations to the Partnership and Company for the years ended December 31, 1997 and 1996, respectively.

    Trademark Agreement - Sprint PCS(R) and other related trademarks are registered trademarks of a partner of the Exclusive Limited Partner and are licensed to the Partnership on a royalty-free basis pursuant to a trademark license agreement. The trademark agreement requires the Partnership to adhere to certain quality and other standards specified in the trademark agreement.

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

    Third-party Marketing Agreements - The Partnership has entered into a series of third-party marketing agreements in conjunction with the distribution of handsets and accessories. Generally, the terms of such third-party marketing agreements allow for the third parties to be reimbursed, at certain defined levels, for cooperative advertising benefiting the Company's products and services. In addition, one of the third-party marketing agreements requires the Partnership to pay, for a limited period of time, a percentage of the service revenue generated in conjunction with the subscribers identified by the third-party retailer.

    Construction Obligations - In developing the PCS Network, the Partnership has entered into various arrangements whereby it is obligated to purchase equipment and services from vendors. The Partnership accrues for both the obligation and related assets based on predetermined completion points related to each network site construction project.

    Contingencies - The Partnership is involved in various claims and other matters incidental to its business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the combined consolidated financial position or results of operations of the Partnership or the Company.


6.  LONG-TERM DEBT

    In conjunction with the assignment of the License, the Partnership assumed the License Debt, as described in Note 1 to the combined consolidated financial statements. The License Debt requires eight quarterly interest-only payments beginning April 30, 1996 through January 31, 1998. Commencing April 30, 1998, the License Debt requires repayment in equal quarterly installments of $23,729,973 representing both principal and interest. The License Debt is collateralized by the License, bears interest at 7.75% per annum, and matures on January 31, 2001.

    The principal portion of future payments made in conjunction with the License Debt are as follows (in thousands):

        Year ending December 31:
          1998                                             $ 57,650
          1999                                               82,215
          2000                                               88,775
          2001                                               23,279
                                                           --------
                                                           $251,919
                                                           ========

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

    As discussed in Note 1 to the combined consolidated financial statements, the General Partner made interim funding loans to the Partnership from January 1, 1997 through March 31, 1997. The interim funding loans which aggregated to $147,000,000, were unsecured and bore interest at 7.25%. On March 31, 1997, in conjunction with the assumption of the License by the Partnership, the interim funding loans were retired and the amounts advanced plus the related accrued interest of $1,430,000, were credited to the General Partner's capital account.


7.  PARTNER CAPITAL ALLOCATIONS

    Profits and losses from the operations of the Partnership will be allocated between the partners as described in the Agreement, generally in proportion to their percentage interests (51% for the General Partner and 49% for the Exclusive Limited Partner).

    The Exclusive Limited Partner's investment in PCS Leasing Co., L.P. of $2,450,000, presented as a minority interest in the accompanying combined consolidated financial statements, is deemed to represent a preferred contribution in accordance with Agreement of Limited Partnership of PCS Leasing Co., L.P. (the Leasing Co. Agreement). The Leasing Co. Agreement provides for a cumulative preferred return to the Exclusive Limited Partner in an amount equal to 9% per annum. Cox Communications PCS, L.P.'s $2,550,000 investment in PCS Leasing Co., L.P. also constitutes a preferred contribution in accordance with the Leasing Co. Agreement. In accordance with the Leasing Co. Agreement, the Partnership has not declared or recorded a preferred capital distribution representing the preferred return of $450,000 for the year ended December 31, 1997.

    Losses from the operations of PCS Leasing Co., L.P. for the years ended December 31, 1997 and 1996 were allocated 100% to Cox Communications PCS, L.P., in accordance with the Leasing Co. Agreement.


8.  SUBSEQUENT EVENTS

    Credit Facility - On February 25, 1998 the Partnership entered into a $800,000,000, nine-year revolving and term loan agreements (the Credit Agreement) with a bank syndicate. The Credit Agreement consists of a revolving line of credit in an aggregate principal amount of $400,000,000 and two term loan facilities with aggregate principal amounts of $200,000,000 each. The Credit Agreement grants the Partnership an option to expand the revolving line of credit facility up to $750,000,000 from time to time, upon the Partnership meeting certain requirements. The proceeds from the loan are intended to repay the License Debt, finance working capital needs, subscriber

COX COMMUNICATIONS PCS, L.P. AND SUBSIDIARIES
AND COX CALIFORNIA PCS, INC. AND SUBSIDIARY

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (CONTINUED)
--------------------------------------------------------------------------------

    acquisition costs, capital expenditures and other general purposes of the Partnership. Provisions of the Credit Agreement require the transfer of certain of the Partnerships assets into the Special Purpose Subsidiaries of the Partnership to facilitate the collateralization of substantially all of the Partnerships assets.

    Furthermore, the amounts advanced under the Credit Agreement are guaranteed by each of the Special Purpose Subsidiaries. The Credit Agreement also requires that the Partnership meet certain operational and financial covenants, with which management believes the Partnership is in compliance as of February 25, 1998 (the funding date). Amounts borrowed under the facility are to be repaid based on scheduled repayment dates defined in the Credit Agreement plus interest at a variable rate (as defined).

    Put and Call Options - The Agreement grants the General Partner the right to require the Exclusive Limited Partner to buy a defined percentage interest of the General Partner's interest in the Partnership. Similarly, the Agreement grants the Exclusive Limited Partner the right to buy from the General Partner a defined percentage interest of the General Partner's interest in the Partnership.

    On November 28, 1997, the General Partner notified the Exclusive Limited Partner as to its intent to begin the process of determining the gross appraised value of the Partnership's net assets and performing other procedures required in conjunction with its put option rights in accordance with the terms of the Agreement. On February 3, 1998, the General Partner notified the Exclusive Limited Partner of its intent to exercise the put option and receive approximately $80,558,000 in consideration of a 10.2% transfer of interest in the Partnership. The transaction requires the approval of the FCC, upon which the ownership interests in the Partnership will be as follows:

           Cox Pioneer Partnership                           40.8%
           Sprint Spectrum Holding Company, L.P.             59.2%

    Upon the consummation of the above transaction, the Agreement requires the Exclusive Limited Partner's aggregate 59.2% interest to be recharacterized as having 99% general partner interest and 1% limited partner interest components.

    Subsequent Exclusive Limited Partner Contribution - On January 12, 1998 the Exclusive Limited Partner made a final capital contribution payment of $33,780,082, which represents $539,772 of required capital contributions; $33,239,131 of additional capital contributions through December 31, 1997; and $1,179 of additional contributions representing the interest accrued from December 31, 1997 through January 12, 1998 on $539,772 of outstanding required capital contributions.